October 21, 2016

Allianz Variable Insurance Products Trust
 Allianz Variable Insurance Products Fund of Funds Trust
5701 Golden Hills Drive
Minneapolis, MN 55416

Ladies and Gentlemen:

We have acted as counsel to the Allianz Variable Insurance Products Trust, a Delaware statutory trust (the "VIP Trust"), on behalf of:
1.
its three series, the AZL BlackRock Capital Appreciation Fund and the AZL Boston Company Research Growth Fund (each "VIP Acquired Funds"), and the AZL Russell 1000 Growth Index Fund (a "VIP Acquiring Fund");

2.
its three series, the AZL Invesco International Equity Fund and the AZL JPMorgan International Opportunities Fund (each "VIP Acquired Funds"), and the AZL International Index Fund (a "VIP Acquiring Fund"); and

3.	its three series, the AZL JPMorgan U.S. Equity Fund and the AZL MFS Investors Trust Fund (each "VIP Acquired Funds"), and the AZL S&P 500 Index Fund (a "VIP Acquiring Fund").
We also have acted as counsel to the Allianz Variable Insurance Products Fund of Funds Trust, a Delaware statutory trust (the "FOF Trust"), on behalf of its two series, the AZL MVP Fusion Growth Fund (the "FOF Acquired Fund") and the AZL MVP Growth Index Strategy Fund (the "FOF Acquiring Fund").
The VIP Acquired Funds and the FOF Acquired Fund may collectively be referred to as the "Acquired Funds," and the VIP Acquiring Funds and the FOF Acquiring Fund may be collectively referred to as the "Acquiring Funds" in connection with the Registration Statements on Form N‑14 (the "Registration Statements") relating to the sale by the VIP Trust and the FOF Trust of all of the assets of the VIP Acquired Funds, to the VIP Acquiring Funds and the FOF Acquired Fund to the FOF Acquiring Fund, respectively, in connection with (1) the Agreement and Plan of Reorganization dated as of August 8, 2016 (the "VIP Agreement"), by and among the VIP Trust on behalf of the VIP Acquired Funds and the VIP Trust on behalf of the VIP Acquiring Funds, and (2) the Agreement and Plan of Reorganization dated as of August 8, 2016 (the "FOF Agreement") (the VIP Agreement and the FOF Agreement may collectively be referred to as the "Agreements"), by and among the FOF Trust on behalf of the FOF Acquired Fund and the FOF Trust on behalf of the FOF Acquiring Fund.  All capitalized terms used herein and not defined herein shall have the same meaning as set forth in the Proxy Statements/Prospectuses dated August 25, 2016 or the Agreements, as the case may be.  The names of each Acquired Fund and the corresponding Acquiring Fund that are parties to each Reorganization are set forth on Schedule A.

Allianz Variable Insurance Products Trust
Allianz Variable Insurance Products Fund of Funds Trust
October 21, 2016

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.  In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Trusts, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates and certifications of officers of the Trusts and of public officials.  We have also assumed that the shares of the Acquiring Funds will be issued and sold as described in the Registration Statements.
Based on the foregoing, we are of the opinion that:
(i) the VIP Trust and the FOF Trust each is a statutory trust duly organized and validly existing under the laws of the state of Delaware and is an open-end investment company registered under the Investment Company Act of 1940;
(ii) each of the VIP Acquired Funds and the VIP Acquiring Funds is a series of the VIP Trust;
(iii) each of the FOF Acquired Fund and the FOF Acquiring Fund is a series of the  FOF Trust;
(iv) the VIP Agreement and the Reorganizations contemplated thereunder have been duly authorized and approved by all requisite action of the VIP Trust, the VIP Acquired Funds and the VIP Acquiring Funds, and the VIP Agreement has been duly executed by, and is a valid and binding obligation of, the VIP Trust;
(v) the FOF Agreement and the Reorganization contemplated thereunder have been duly authorized and approved by all requisite action of the FOF Trust, the FOF Acquired Fund and the FOF Acquiring Fund, and the FOF Agreement has been duly executed by, and is a valid and binding obligation of, the FOF Trust; and
(vi) the shares to be issued in each Reorganization are duly authorized and upon issuance in accordance with the Agreements will be validly issued, fully paid and non-assessable shares of the Acquiring Funds.
Very truly yours,
/s/ Dorsey & Whitney LLP
Dorsey & Whitney LLP
JVH/MJR:tlg

SCHEDULE A

Acquired Fund	Acquiring Fund
AZL BlackRock Capital Appreciation Fund AZL Boston Company Research Growth Fund	AZL Russell 1000 Growth Index Fund
AZL Invesco International Equity Fund AZL JPMorgan International Opportunities Fund	AZL International Index Fund
AZL JPMorgan U.S. Equity Fund AZL MFS Investors Trust Fund	AZL S&P 500 Index Fund
AZL MVP Fusion Growth Fund	AZL MVP Growth Index Strategy Fund

4850-2806-5594\1